Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (“Amendment”) is entered into by and between ArQule, Inc., a Delaware corporation (the “Company”) with its principal offices at 19 Presidential Way, Woburn, Massachusetts 01801, and Paolo Pucci (“Executive”).  The purpose of this Amendment is to amend the Employment Agreement dated as of April 15, 2008 between the Company and Executive (the “Agreement”).  This Amendment shall be effective as of July 15, 2010 (the “Effective Date”).  Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Agreement.  In consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Company and Executive (collectively, the “Parties”) hereby agree as follows:

1.             Term of Employment.  The Parties agree that the Employment Term, as defined in Section 1 of the Agreement, shall continue through June 30, 2015, unless earlier terminated in accordance with the provisions of Section 5 of the Agreement.

2.             Base Salary.  The word “initial” in Section 4.1 of the Agreement is deleted and the term “$450,000” is replaced with the term “$475,000.”  The Parties agree that the effect of such changes is to increase the Executive’s annual Base Salary to $475,000 as of the Effective Date.

3.             Bonus Compensation.  The first sentence of Section 4.2 of the Agreement is deleted and replaced in its entirety with the following: “For each calendar year during the Employment Term starting in calendar year 2010, Executive shall be eligible to receive a discretionary annual cash bonus, the target amount of which shall be 60 percent of Executive’s Base Salary.”

4.             Deemed Termination.  Section 5.1.2(b) of the Agreement is hereby deleted and replaced in its entirety with the following:

“A material diminution of Executive’s authority, duties, or CEO title without Cause.  For purposes of this subsection, a “material diminution” includes, but is not limited to, the following in the context of a Change in Control (as defined in Section 6 of the Agreement):

(i)            A reduction of the scope of the functions reporting to Executive, which consists of research and development, operations, finance, and human resources, provided that it shall not be a material diminution of Executive’s duties if additional functions are assigned to report to Executive during the Employment Term but then such additional functions subsequently are removed from reporting to Executive;

(ii)           Executive’s inability to have direct responsibility for the Company’s fully-integrated profit and loss statement (whether as a stand-alone entity or as a division or other business unit of some other acquiring entity); or

(iii)          The exclusion from, or failure to appoint Executive to, the Board of Directors, or the Executive Committee, Management Committee or equivalent corporate managerial body of senior executives, of the acquiring company following the Change in Control.

5.             Stock Option Catch-Up Grant.  On the Effective Date, the Company shall grant Executive an award of options covering 100,000 shares of common stock of which twenty-five percent shall vest on the Effective Date and twenty-five percent shall vest annually for each of the next three years, commencing on the first anniversary of the Effective Date, and which shall also be subject to the terms and conditions, including the form of Stock Option Certificate and the method for determining exercise price, applicable to the Execution Stock Option awarded under the Agreement, as modified by Section 4 of this Amendment.

6.             Performance-Based Stock Units.  Subject to the approval of the Compensation, Nominating and Governance Committee (the “CNG Committee”) and subject to the terms and conditions of the Plan and the Stock Unit Agreement that the Company shall provide to Executive (which shall be substantially in the form attached as Exhibit B to the Amendment), and in addition to any other equity awards for which Executive may be eligible, Executive shall be eligible to receive a grant of a maximum of 390,000 shares of the Company’s common stock (the “Performance-Based Stock Units”), which shall vest in two tranches based on the Company’s achievement of each of the milestones set forth on Exhibit A to this Amendment.  Executive must be employed by the Company as of the date each milestone is achieved to be entitled to the vesting of the Performance-Based Stock Units associated with that milestone.  Notwithstanding the foregoing, if a Deemed Termination occurs after the price of the Company’s common stock has averaged at or above a target price and for a duration established by the CNG Committee, then the Severance Package set forth in Section 5.1.1 of the Agreement shall incrementally include 300,000 Performance-Based Stock Units, which shall vest on the Termination Date (the remaining 90,000 Performance-Based Stock Units shall be forfeited), provided that Executive satisfies all conditions precedent to receiving the Severance Package as set forth in Section 5.1.1 of the Agreement.

7.             No tax advice.  Executive acknowledges and agrees that the Company has provided no tax advice to Executive with respect to this Amendment and that Executive shall be solely responsible for any and all taxes attributable to Executive, including but not limited to income taxes and payroll taxes.

8.             Entire Understanding.  This Amendment, including its Exhibits, constitutes the entire understanding and agreement between the Parties regarding the subject matter hereof and supersedes all prior agreements, written or oral, with respect to the subject matter hereof, except that, other than as explicitly modified by the terms of this Amendment, the Agreement shall remain in full force and effect in accordance with its provisions.  This Amendment shall be incorporated into the Agreement as an additional provision thereto.

9.             Governing Law.  This Amendment shall be governed by and construed and enforced in accordance with the law (other than the law governing conflict of law questions) of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the Parties have executed or caused to be executed this Agreement as of July15, 2010.

ARQULE, INC.		EXECUTIVE
By:	/s/ William Messenger	By:	/s/ Paolo Pucci
Name:	William Messenger	Name:	Paolo Pucci
Title:	Chair, Compensation, Nominating and Governance Committee

Exhibit A

Vesting Schedule for Performance-Based Stock Units

The Performance-Based Stock Units described in Section 6 of the Amendment shall vest in two tranches according to the following schedule:

Milestone	Shares
Regulatory approval of a Company compound as set forth in votes of the CNG Committee relating thereto (the “Clinical Development Target”).	300,000

If after the Clinical Development Target is met, the Company’s common stock trades at or above a target price and for a duration as set forth in votes of the CNG Committee relating thereto.	90,000

Exhibit B

ARQULE, INC. AMENDED AND RESTATED 1994 EQUITY INCENTIVE PLAN

STOCK UNIT AGREEMENT

This Stock Unit Agreement (this “Agreement”), dated as of July 15, 2010 (“Grant Date”) is made by and between ArQule, Inc., a Delaware Corporation (the “Company”), and Paolo Pucci (“Executive”).

1.             Operative Documents.

As stated herein, terms of this Agreement may be, subject to, make reference to, or incorporate, certain provisions of the following documents (collectively, the “Operative Documents”):

(a)       ArQule, Inc. Amended and Restated 1994 Equity Incentive Plan (the “Plan”);

(b)       Employment Agreement between the Company and Executive dated April 15, 2008 (the “Employment Agreement”);

(c)       Amendment to the Employment Agreement between the Company and Executive, dated July 15, 2010 (the “Amendment”); and

(d)       Action by unanimous written consent taken on July 15, 2010 by the Compensation, Nominating and Governance Committee of the Board of Directors of the Company (the “Consent”).

Capitalized terms used herein without definition shall have the respective meanings given to them in, as the case may be, the relevant Operative Document.

2.             Grant of Performance-Based Stock Units.

In accordance with the Amendment and with reference to the Consent, the Company hereby awards to Executive a maximum of 390,000 Performance-Based Stock Units, as provided for in Section 6 of the Amendment. The award of the Performance-Based Stock Units is made pursuant and subject to the terms and conditions of the Plan, and nothing herein shall be deemed to supersede such terms and conditions.  Upon execution of this Agreement, the Company shall cause the Performance-Based Stock Units to be recorded in a separate account maintained on the books of the Company.  The term “Performance-Based Stock Units” shall include any additional units issued to the Executive on account of the Performance-Based Stock Units awarded hereunder by reason of stock dividends, stock splits or recapitalizations (whether by way of mergers, consolidations, combinations or exchanges of shares or the like).  Each Performance-Based Stock Unit shall, upon vesting, entitle the Executive to receipt of one share of the Company’s Common Stock as referred to in the Plan.

3.             Vesting Schedule; Forfeiture.

The interest of Executive in the Performance-Based Stock Units shall vest as set forth in the Amendment with reference to the Consent.  Subject to last sentence of Section 6 of the Amendment, if Executive ceases to be an employee of the Company for any reason, all Performance-Based Stock Units that have not yet vested shall be forfeited upon such termination of employment and Executive shall thereafter have no further rights or interest in such Performance-Based Stock Units.  For avoidance of any doubt, the Company and the Executive confirm that in no event shall the maximum number of Performance-Based Stock Units or shares of the Company’s Common Stock issued pursuant to the terms of the Operative Documents exceed 390,000.

4.             Restrictions.

Unless permitted under the terms of the Plan, Performance-Based Stock Units granted hereunder may not be sold, pledged or otherwise transferred and may not be subject to lien, garnishment, attachment or other legal process.

5.             Taxes.

Executive shall be liable for any and all taxes, including any withholding tax obligation, arising out of the vesting of Performance-Based Stock Units hereunder.  Executive may elect to satisfy such withholding tax obligation by having the Company retain shares of Common Stock underlying vested Performance-Based Stock Units having a fair market value equal to the Company’s minimum withholding obligation.

6.             Miscellaneous.

(a)           Unless and until the Performance-Based Stock Units awarded hereunder have vested, the Executive will have no right of a shareholder with respect to the shares of Common Stock underlying the Performance-Based Stock Units including no right to vote or to receive any dividends paid with respect to such shares of Common Stock.

(b)           The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.

(c)           Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon delivery to Executive at his address then on file with the Company.

(d)           Neither the Plan nor this Agreement nor any provisions under either shall be construed so as to grant Executive any right to remain in the employ of the Company.

(e)           This Agreement and the Amendment constitute the entire agreement of the parties with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the Grant Date set forth above.

ARQULE, INC.

By:	/s/ Peter S. Lawrence
Name: Peter S. Lawrence
Title: President and Chief Operating Officer

/s/ Paolo Pucci
PAOLO PUCCI

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